FOR IMMEDIATE RELEASE

CONTACT:	Carl Hymans
Ted Karkus	G.S. Schwartz & Co.
Chairman of the Board, CEO	(212) 725-4500 ext. 304
(215) 345-0919 ext. 114	carlh@schwartz.com

The Quigley Corporation Reports Third Quarter 2009 Results

DOYLESTOWN, PA. – November 12, 2009 – The Quigley Corporation, (NASDAQ: QGLY) www.quigleyco.com today reported net sales of $5.0 million for the three months ended September 30, 2009, compared to net sales of $6.4 million for the three months ended September 30,  2008.

The Company generated net income for the three months ended September 30, 2009, of $1.2 million, or $0.09 per share, compared to net income of $879,000, or $0.07 per share, for the three months ended September 30, 2008.

Results for the third quarter of 2009 compared to the third quarter of 2008 primarily reflect a decrease in net sales of $1.4 million and a corresponding decrease of $467,000 in gross profit. These decreases were offset by reductions of $236,000 in sales, marketing and administration expenses and $614,000 in research and development costs.  The decrease in these costs was principally due to reduced personnel costs, and a reduction in clinical study related costs incurred as a result of the completion of the QR-333 Diabetic Neuropathy Phase IIb study, results of which were previously reported on July 22, 2009.

For the nine months ended September 30, 2009, net sales were $10.7 million, compared to net sales of $13.7 million, for the nine months ended September 30, 2008.

The net loss for the nine months ended September 30, 2009 was $5.6 million, or ($0.43) per share, compared to a net loss of $3.6 million, or ($0.28) per share, for the nine months ended September 30, 2008.  The net loss for the nine months ended September 30, 2009 includes approximately $2.5 million in costs incurred (primarily legal expenses) as a consequence of the proxy contest between differing slates of proposed boards of directors.  In addition to the effect of the costs incurred in the proxy contest, the financial results for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008 reflect a decrease in net sales of $3.0 million and a corresponding $2.3 million decrease in gross profit. These decreases were offset by a reduction of $1.3 million in sales, marketing and administration expenses and $2.6 million in research and development costs.  The decrease in these costs was principally due to the aforementioned reduction in personnel costs, lower head count and a reduction in clinical study related costs incurred as a result of the completion of the QR-333 Diabetic Neuropathy Phase IIb study.  Additionally, the net loss for the nine months ended September 30, 2008 included a one-time aggregate benefit of $875,000 as a result of income from discontinued operations of $139,000 and a gain on the disposal of the health and wellness operations of $736,000.

The gross profits for both the three and nine month periods ended September 30, 2009 declined compared to the three and nine month periods ended September 30, 2008 due to the net effect of an increase in sales allowances (returns, discounts and cooperative marketing incentives), an adverse impact to net sales as a consequence of the inventory reduction programs maintained by the Company’s larger retail customers, and costs associated with the Elizabethtown manufacturing facility closing.  These items were offset by the elimination of the production and facility overhead expenses attributable to the Company’s Elizabethtown manufacturing facility that was closed in June 2009.  Gross margins are influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, and the timing of shipments to customers which are factors of the seasonality of the Company’s sales activities and products.

Ted Karkus, Chairman and CEO said, “During the third quarter of 2009 we worked diligently to create a strong foundation for the Company's future. We focused on reducing costs and improving our position in the marketplace.  We implemented staff and other overhead reductions without adversely impacting our efficiency or performance, and we are more strategically focused on our sales and marketing initiatives.  As a result of our efforts, we achieved an increase in net income year-over-year despite a decline in net sales.  In addition, we are actively focused on our key retail relationships. We have been meeting with our retail customers to make certain we are in sync with their changing needs and that we retain important shelf space and product placement. These visits have already significantly strengthened our working relationships with important retailers.”

Mr. Karkus further stated, “We have projects underway to improve our product packaging, product positioning and the communication of the Cold-EEZE(R) message to consumers.  Our new marketing efforts are designed to increase sales, generate brand loyalty and collect critical information about our customers.  We are looking for opportunities for future growth that may include expanding our OTC new product pipeline, product acquisitions and other line and brand extensions.  The Company continues to focus on data-driven strategic planning.  Our goal is to avoid investing in marketing efforts, brand development initiatives and new product launches that do not add to the Company's shareholder value.  While we are pleased with this initial progress, we are still in the early phases of our restructuring and rebuilding efforts and look forward to delivering significantly better performance in the months and years to come.”

About The Quigley Corporation
The Quigley Corporation (Nasdaq: QGLY) (http://www.Quigleyco.com) is a diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the Cold-EEZE(R) family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE(R) customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has several wholly owned subsidiaries including Quigley Manufacturing Inc., which consists of an FDA approved facility to manufacture Cold-EEZE(R) lozenges and fulfill other contract manufacturing opportunities, and Quigley Pharma, Inc., (http://www.QuigleyPharma.com), which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Condensed Consolidated Statements of Operations (unaudited)

The following represents condensed financial statements (in thousands, except per share data):

	Three-Months Ended Sept. 30, 2009	Three-Months Ended Sept. 30, 2008	Nine-Months Ended Sept. 30, 2009	Nine-Months Ended Sept. 30, 2008
	($)	($)	($)	($)

Net sales	4,977	6,354	10,712	13,728
Cost of sales	1,362	2,272	4,454	5,178
Gross profit	3,615	4,082	6,258	8,550

Operating costs and expenses:
Sales & marketing expenses	607	652	3,424	3,450
Administrative	1,470	1,661	7,502	6,200
Research & development	341	955	975	3,630

	2,418	3,268	11,901	13,280
Income (loss) from operations	1,197	814	(5,643)	(4,730)
Interest and other income	5	65	20	286
Income (loss) from continuing operations before income taxes	1,202	879	(5,643)	(4,444)
Income tax (benefit)	-	-	-	-

Income (loss) from continuing operations	1,202	879	(5,643)	(4,444)

Discontinued operations
Gain on disposal of health and wellness operations	-	-	-	736
Income from discontinued operations	-	-	-	139
Net income (loss)	1,202	879	(5,623)	(3,569)

Basic earnings per share
Income (loss) from continuing operations operations	$0.09	$0.07	$(0.43)	$(0.35)
Income from discontinued operations	-	-	-	0.07
Net income (loss)	$(0.09)	$0.07	$(0.43)	$(0.28)

Diluted earnings per share
Income (loss) from continuing operations operations	$0.09	$0.07	$(0.43)	$(0.35)
Income from discontinued operations	-	-	-	0.07
Net income (loss)	$(0.09)	$0.07	$(0.43)	$(0.28)

Weighted average common shares outstanding
Basic	12,996	12,885	12,940	12,869
Diluted	13,110	13,140	12,940	12,869

Selected Condensed Consolidated Balance Sheet Data

The following represents condensed financial data (in thousands) at September 30, 2009 and December 31, 2008:

	2009 ($)	2008* ($)
	(unaudited)
Cash & cash equivalents	8,945	11,957
Accounts receivable, net	2,487	4,524
Inventory	3,180	3,001
Total current assets	15,444	20,667
Total assets	18,188	24,369
Total current liabilities	5,911	6,595

Total stockholders’ equity	12,277	17,774

* Derived from December 31, 2008 audited Financial Statements